Exhibit 10.55

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of February 26, 2024 (“Execution Date”), by and between GamerSafer, Inc., a Delaware corporation (“GS” or “Buyer”), and Super League Enterprise, Inc., a Delaware corporation f/k/a Super League Gaming, Inc. (“SLE” or “Seller”). The Buyer and Seller may be referred to collectively herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Seller is engaged through its Minehut division (“Minehut”) in the business of offering services and tools to Minecraft server owners and players via a one hundred percent (100%) owned and operated networked community (the “Business”); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, all right, title, and interest of Seller in and to those certain assets specified in the respective disclosure schedules attached hereto (collectively, the “Purchased Assets”), and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, the receipt and sufficiency of which is hereby mutually acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I.
PURCHASE AND SALE.

1.1     Agreement to Purchase and Sell Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, transfer, convey, assign and deliver to Buyer, and Buyer will purchase and acquire from Seller, free and clear of any Encumbrances other than the license set forth in Section 1.10 below, all legal right, title and interest of the Seller in, to and under all of the Purchased Assets (other than the Excluded Assets), including, without limitation, the following:

(a)	the assets listed on Section 1.1(a) of the disclosure schedules attached hereto (the “Disclosure Schedules”) hereto;

(b)	the Contracts, including but not limited to the Intellectual Property Agreements set forth on Section 1.1(b) of the Disclosure Schedules (the “Assigned Contracts”);

(c)	the Intellectual Property Assets;

(d)

all rights to any Actions of any nature available to or being pursued by Seller that primarily relate to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise

(e)	all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent primarily related to any Purchased Asset or Assumed Liability;

(f)

originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law)), or any arbitrator, court or tribunal of competent jurisdiction (“Governmental Authority”), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files that primarily relate to the Intellectual Property Assets and the Intellectual Property Agreements (“Books and Records”); and

(g)	all goodwill associated with any of the Purchased Assets.

1.2     Excluded Assets. Other than the Purchased Assets subject to Section 1.1, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Purchased Assets (collectively, the “Excluded Assets”). Excluded Assets include, without limitation, the following assets and properties of Seller:

(a)	Contracts that are not Assigned Contracts (the “Excluded Contracts”);

(b)

the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller, all employee-related or employee benefit related files or records, other than personnel files of Transferable Employees, books and records not exclusively related to the Business or Purchased Assets, and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;

(c)	any benefit plans and assets attributable thereto;

(d)	cash and cash equivalents, bank accounts and securities of Seller;

(e)	the assets, properties and rights specifically set forth on Section 1.2(e) of the Disclosure Schedules;

(f)	all Intellectual Property other than the Intellectual Property Assets;

(g)	all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;

(h)	all tax assets (including duty and Tax refunds and prepayments) of Seller or any of its affiliates;

(i)

all rights to any action, suit or claim of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise, other than those primarily related to a Purchased Asset or Assumed Liability;

(j)	all assets, properties and rights used by Seller in its business other than those exclusively used in the Business; and

(k)

the rights which accrue or will accrue to Seller under this Agreement, the Assignment and Assumption Agreement, the Intellectual Property Assignment Agreement, the Domain Name Assignment Agreement and the other agreements, instruments and documents required to be delivered at the Closing (“Ancillary Documents”).

1.3     Assumption of Certain Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a)

all Liabilities arising under or relating to any Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business, and do not relate to any failure to perform, improper performance, warranty, or other breach, default, or violation by Seller on or prior to the Closing;

(b)

all liabilities and obligations of Buyer or its affiliates relating to employee benefits, compensation or other arrangements with respect to those Transferrable Employee who are hired by Buyer, and solely with respect to those liabilities and obligations which relate to events occurring after such Transferable Employee accepts employment or is formally engaged by Buyer;

(c)

all liabilities and obligations for (i) taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period beginning after the Closing Date and (ii) taxes for which Buyer is liable pursuant to Section 4.10;

(d)	all Minehut credits, inclusive of credits purchased or earned by Minehut users and

(e)	all other liabilities and obligations arising out of or relating to Buyer’s ownership or operation of the Business and the Purchased Assets after the Closing.

1.4     Excluded Liabilities. Buyer shall not assume and shall not be responsible to pay, perform or discharge any of the following liabilities or obligations of Seller (collectively, the “Excluded Liabilities”):

(a)	any liabilities or obligations relating to or arising out of the Excluded Assets;

(b)

any liabilities or obligations for (i) Taxes relating to the Business, Purchased Assets or the Assumed Liabilities for any taxable period ending on or prior to the Closing Date and (ii) any other Taxes of Seller (other than Taxes allocated to Buyer under Section 4.10) for any taxable period;

(c)

any liabilities or obligations of Seller relating to or arising out of (i) the employment, or termination of employment, of any employee of the Business, other than the termination after the Closing by Buyer of a Transferrable Employee hired by Buyer, or (ii) workers’ compensation claims of any employee which relate to events occurring prior to the Closing Date (the “Employee Related Excluded Liability”);

(d)

other than as set forth in Schedule 1.4(d) and Section 1.12, any liabilities or obligations of Seller relating to, arising out of or incurred in connection with the Intellectual Property Assets for the period ending on the Closing Date (the “IP Related Excluded Liability”);

(e)

other than a Special Excluded Liability and as set forth in Section 1.12, any liabilities or obligations of Seller arising out of or incurred in connection with operation of the Business, usage or ownership of the Purchased Assets or performance of the Assumed Liabilities, in each case relating to the period ending on the Closing Date; and

(f)

any liabilities or obligations of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Ancillary Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others.

1.5     Purchase Consideration. The purchase consideration for the Purchased Assets is One Million and 00/100 Dollars ($1,000.000.00) (the “Purchase Consideration”). No cash shall be paid by Buyer at Closing. The Purchase Consideration shall be paid based on the following:

(a)	Revenue Sharing & Royalty.

(1)

For a period of two (2) years following the Closing (the “Revenue Share Term”), SLE shall continue making commercially reasonable efforts to sell advertising campaigns and brand activations (“SLE Ad Campaigns & Activations”) into the Minecraft ecosystem, provided that any SLE Ad Campaigns & Activations into the Minecraft ecosystem shall be subject to approval by GS, which such approval shall not be unreasonably withheld, conditioned, or delayed. During the Revenue Share Term, GS shall have a right of first refusal for any SLE Ad Campaigns & Activations inside the Minecraft ecosystem.

(2)

Revenues generated from SLE Ad Campaigns & Activations will be divided on a 60/40 basis in favor of Seller, after deducting all Direct Costs of Seller relating thereto (the “Revenue Share”) until the Purchase Consideration is paid in full.

a.

By way of illustration, assuming an SLE ad campaign generates one hundred thousand dollars ($100,000) in gross revenues, and incurs fifty thousand dollars ($50,000) of Seller Direct Costs, the remaining fifty thousand dollars ($50,000) will be split (i) thirty thousand dollars ($30,000) in favor of SLE, and (ii) twenty thousand dollars ($20,000) in favor of GS. The sum of thirty thousand dollars ($30,000) shall be applied against the Purchase Consideration.

b.

SLE shall provide quarterly written reports delineating all gross revenues realized and the Direct Costs relating thereto for each SLE Ad Campaign & Activation. The written report will also include the application of the Revenue Share against the Purchase Consideration and the remaining amount of Purchase Consideration outstanding.

(3)

All advertising campaigns and brand activations sold solely by the Buyer without any contribution by Seller (the “GS Ad Campaigns & Activations”) will result in a ten percent (10%) royalty fee (the “Royalty Fee No. 1”) calculated based on gross revenues received by Buyer. For the avoidance of doubt, Seller’s receipt of Royalty Fee payments shall reduce the Purchase Consideration in an equivalent amount and shall continue until the Purchase Consideration is paid in full.

a.

Buyer shall provide quarterly written reports delineating all gross revenues realized for each GS Ad Campaign & Activation. The written report will also include the application of the Royalty Fee against the Purchase Consideration and the remaining amount of Purchase Consideration outstanding.

(4)

All gross revenues generated by GS from the Minehut platform, related to (i) programmatic in-game ads, and (ii) programmatic web ads (collectively, “Minehut Platform Sales”), shall result in a royalty payment to SLE in the amount of ten percent (10%) of the gross amount of such sales (“Royalty Fee No. 2”). Each payment of Royalty Fee No. 2 shall reduce the Purchase Consideration in an equivalent amount and shall continue until the Purchase Consideration is paid in full. GS shall provide SLE with quarterly written reports delineating all Minehut Platform Sales until the Purchase Consideration is paid for in full.

(5)	Once the Purchase Consideration is paid in full, the following shall apply:

a.	Royalty Fee No. 1 and Royalty Fee No. 2 (collectively, “Royalty Fees”) shall cease;

b.	The Revenue Share split of 60/40 in favor of Seller shall cease; and

c.

All SLE Ad Campaigns & Activations will transition to a 50/50 split between Seller and Buyer, after deduction of Seller and Buyer Direct Costs, as applicable, provided that any SLE Ad Campaigns & Activations into the Minehut ecosystem shall be subject to approval by GS.

1.6     Purchase Consideration Shortfall. In the event SLE does not receive collective Royalty Fee and Revenue Share payments in the amount of the Purchase Consideration by December 31, 2028 (“Payment Deadline”). In the event that Buyer desires to remedy any shortfall in the Purchase Consideration (the “Shortfall Amount”) by way of making a payment of the Shortfall Amount to Seller in lieu of assigning and transferring all Purchased Assets and Assumed Liabilities to SLE (a “Shortfall Payment”), Buyer may, at its sole discretion and before the Payment Deadline, notify Seller in writing (the “Buyer Shortfall Notice”) that it will exercise its right to make the Shortfall Payment. Buyer shall pay the Shortfall Amount to Seller within thirty (30) days after Seller’s receipt of the Buyer Shortfall Notice. Notwithstanding the foregoing, SLE and GS may mutually elect to negotiate an extension of the Revenue Share for a period of time necessary to achieve payment of the Purchase Consideration in full.

1.7     Buyer Termination Post-Closing. In the event that the Buyer determines in good faith that the acquisition of the Purchased Assets and the Business becomes operationally unsustainable for any reason, the Buyer reserves the right, at its sole discretion, to terminate operations (the “Termination”). In the event a Termination occurs prior to the Purchase Consideration being paid in full, then in such event Buyer shall promptly assign all Purchased Assets and Assumed Liabilities back to SLE, including the intellectual property developed specifically for the Business post-Closing.

1.8     Employment.

(a)

SLE shall provide GS with an initial list (“Initial List”) of employees involved in the Business, whom SLE does not plan to retain after the Closing (the “Transferable Employees”). Subject to GS’s discretion, SLE will facilitate discussions with the Transferable Employees on the Initial List whom GS may consider offering employment to, at its discretion.

(b)

The second list on Section 1.8(b) of the Disclosure Schedules (“Second List”) will include employees who are necessary for knowledge transfer but will not be offered employment with GS and will not be departing SLE. SLE agrees not to interfere with any GS efforts to retain individuals on the Second List solely for consultancy purposes, so long as such discussions and engagements are transparent between the Parties.

1.9     Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Purchased Assets (the “Closing”) shall occur on the date hereof. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

1.10    Retention of First Party Data Rights.

(a)

SLE shall receive a non-exclusive, fully-paid, license to use all first party user data of Minehut, both existing as of Closing and post-Closing (“Licensed Data”), solely for the purposes of SLE Ad Campaigns & Activations and other advertising and promotion opportunities within Minehut, as well as across SLE’s other offerings.

(b)

SLE shall receive a non-exclusive, perpetual, global, irrevocable, fully-paid up, royalty free (other than royalties pursuant to Section 1.5(a) of this Agreement), non-sublicensable, and non-assignable license to the advertising technology used in the Minehut business (the “Ad Tech”) solely for the purposes of SLE Ad Campaigns & Activations and other advertising and promotion opportunities within Minehut. This license permits SLE to utilize the Ad Tech in any platform or game other than the Minecraft ecosystem.

(c)

Seller shall receive a non-exclusive, perpetual, global, irrevocable, fully-paid up, royalty free license to use any Intellectual Property Assets constituting Purchased Assets that are primarily used in the Business, which Seller uses in its other divisions or businesses; provided, however that such Intellectual Property Assets or a portion thereof shall not be used to create campaigns or products to be used or deployed in the Minecraft ecosystem.

(d)

Each Party will use good faith efforts to comply in all material respects with all applicable laws, regulations, and statutes concerning the collection, use, and processing of personally identified data, as well as its own internal privacy policies, in its use of the Licensed Data and Ad Tech.

(e)	The Parties will work in good faith post-Closing to negotiate the terms of the licenses described in Sections 1.10(a)-(d) above.

1.11    Wrong Pockets. Subject to 1.6 and 1.9, if following the Closing, any Party discovers that any Purchased Asset or any Assumed Liability was not transferred to Buyer as part of the transactions contemplated by this Agreement, Seller shall promptly transfer, assign, and convey that Purchased Asset or Assumed Liability, as applicable, to Buyer as directed by Buyer without additional consideration therefor but at Seller’s sole cost and expense and, for the avoidance of doubt, such Purchased Assets or Liabilities shall be deemed to be Purchased Assets and Assumed Liabilities for all purposes of this Agreement.

1.12    Straddle Periods. In the case of Liabilities that are payable under a Contract that is a Purchased Asset with respect to any period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Liabilities that are treated as Excluded Liabilities for purposes of this Agreement shall be deemed to be the amount of such Liabilities for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period (each, a “Straddle Period Liability”). To the extent that Seller has paid an amount in excess of the Straddle Period Liability for any Contract that is a Purchased Asset, Buyer shall remit the difference between the amount paid by Seller and the Straddle Period Liability within twenty (20) Business Days from the Closing Date.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF SELLER.

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this ARTICLE II are true and correct as of the date hereof.

2.1     Corporate Status; Authority. Seller is a corporation which is duly organized, validly existing, and in good standing under the laws of the State of Delaware. Seller is duly qualified to do business in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes qualification to do business necessary, except where the failure to be so qualified would not have a Material Adverse Effect. Seller has full corporate power to carry on its business, including the Business, as it is now being conducted and as proposed to be conducted and to own and operate its assets, including the Purchased Assets. Seller has full corporate power and authority to execute and deliver this Agreement and perform the transactions contemplated hereby.

2.2     Actions. All corporate or other actions and proceedings necessary to be taken by or on the part of Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including the obtaining of approval by the directors and shareholders of Seller, if and as applicable, have been duly and validly taken, and this Agreement has been duly and validly authorized, executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with and subject to its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.3     No Defaults. Neither the execution, delivery or performance by Seller of this Agreement nor the consummation by Seller of the transactions contemplated hereby is an event that, of itself or with the giving of notice or the passage of time or both, will:

(a)	Violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of Seller;

(b)

Violate or conflict with or result in any breach of or any default under, result in any termination or modification of, or cause any acceleration of any obligation under, any material Contract, mortgage, indenture, agreement, lease or other instrument to which Seller is a party to or by which it is bound, or by which it may be affected, or result in the creation of any charge, claim, pledge, equitable interest, lien, security interest, restriction of any kind, or other encumbrance (“Encumbrance”) upon any of Seller’s assets except where the violation, breach, conflict, or default would not have a Material Adverse Effect; or

(c)	Except as provided in Section 2.3(c) of the Disclosure Schedules, require the consent, notice, declaration, or filing with or other action by any Person; or

(d)

Violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, other requirement, or rule of law of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, stipulation, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to Seller, the Business, or the Purchased Assets except where the violation or conflict would not have a Material Adverse Effect.

2.4     Breach. Seller is not in violation or breach of any of the terms, conditions or provisions of any Contracts, lease, instrument, Governmental Order, or Law affecting the business of Seller, to which Seller is a party or by which it is otherwise bound, where the effect thereof would have a Material Adverse Effect on Seller.

2.5     Approvals and Consents. No permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from any Governmental Authority (“Permits”) is required in connection with the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereby, except where its absence would not have a Material Adverse Effect on the Purchased Assets.

2.6     Title to and Condition of Assets.

(a)	Except as set forth on the Disclosure Schedules, Seller has good, valid and marketable title to all the Purchased Assets, free and clear of all Encumbrances of every kind or character; and

(b)

The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property, and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

2.7     Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the balance sheet of the Business as of December 31, 2023 (“Balance Sheet Date”), which was delivered to Buyer, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

2.8     Assigned Contracts. Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor, to Seller’s knowledge, any other party thereto is in material breach of or default under (or is alleged to be in material breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that would constitute an event of material default under any Assigned Contract or result in a termination thereof. Complete and correct copies of each Assigned Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer. There are no disputes pending or threatened under any Assigned Contract.

2.9     Legal Proceedings; Governmental Orders.

(a)

There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to Seller’s knowledge, threatened against or by Seller: (i) relating to or affecting the Business, the Purchased Assets, or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement, each of which if determined adversely to Seller would result in a Material Adverse Effect. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)	There are no outstanding Governmental Orders against, relating to, or affecting the Business or the Purchased Assets.

2.10    Compliance with Laws. Seller is in compliance with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, except where the failure to be in compliance would not have a Material Adverse Effect.

2.11    Taxes. Except as would not have a Material Adverse Effect, Seller has filed (taking into account any valid extensions) all material returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (“Tax Returns”) with respect to the Business required to be filed by Seller and has paid all Taxes shown thereon as owing. Seller is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. The representations and warranties set forth in this Section 2.11 are Seller’s sole and exclusive representations and warranties regarding Tax matters.

2.12     Intellectual Property.

(a)	Definitions.

i.    “Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other contracts, whether written or oral, relating to any Intellectual Property Rights that are used or held for use in the conduct of the Business as currently conducted or proposed to be conducted to which Seller is a party, beneficiary or otherwise bound.

ii.    “Intellectual Property Assets” means the Licensed Business IP and Seller-Owned Business IP.

iii.    “Intellectual Property Rights” means, all past, present, and future intellectual property, industrial, and proprietary rights of any kind, strictly relating to the Intellectual Property Assets, whether registered or unregistered, and whether arising in the United States or in any other jurisdiction throughout the world, including all such rights in and to: (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all issued patents and applications therefor together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith and counterparts thereof, (ii) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and other indicia of origin, all goodwill associated therewith and symbolized therefor, and all applications, registrations, and renewals in connection therewith, (iii) registered and unregistered copyrights and other works of authorship whether copyrightable or not (including databases and Software), (iv) trade secrets and confidential or proprietary business information (including confidential ideas, research and development, know-how, methods, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), and (v) all past, present, and future claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

iv.    “Licensed Business IP” means all Intellectual Property Rights licensed to Seller from a third-party that are included within the Assets, as set forth on Schedule 1.1(a) of the Disclosure Schedules.

v.    “Open Source Software” means any software or similar subject matter that is licensed, provided, or distributed under any open source software or similar license agreement, including any license that meets the definition of “Open Source” as promulgated by the Open Source Initiative (available https://opensource.org/osd/), or the Free Software Definition as promulgated by the Free Software Foundation (any such license an “Open Source License”).

vi.    “Seller-Owned Business IP” means all Intellectual Property Rights included within the Purchased Assets that are owned by Seller and set forth on Schedule 1.1(a) of the Disclosure Schedules.

(b)    Title and Rights to Seller Intellectual Property Assets. Seller is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Seller-Owned Business IP, and has the valid and enforceable right to use all other Intellectual Property Rights used or held for use in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of all Encumbrances. The Intellectual Property Assets are all of the Intellectual Property Rights necessary to operate the Business as presently conducted.

(c)    Non-Infringement. To Seller’s actual knowledge, neither the Seller-Owned Business IP nor the conduct of the Business (including the manufacture, development, sale, and distribution of Seller’s products and services) infringes, misappropriates, or violates the Intellectual Property Rights of a third party. There is, and has been, no charge, complaint, claim, demand or notice (i) challenging the validity, enforceability, or ownership by Seller of any of the Seller-Owned Business IP or (ii) alleging that the conduct of the Business or the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Seller-Owned Business IP infringes, violates, or misappropriates any Intellectual Property Rights of any third party, nor, to the knowledge of Seller, does there exist any valid basis for such a claim.

(d)    Protection of IP. Seller has taken commercially reasonable measures to protect, maintain and police its ownership of, and rights in, all Seller-Owned Business IP. Without limiting the foregoing, Seller has not made any of its trade secrets or other confidential or proprietary information (including Seller Source Code) included within the Purchased Assets available to any third party except pursuant to written agreements requiring such third party to maintain the confidentiality of such information.

(e)    Harmful Components. To Seller’s actual knowledge, the Purchased Assets do not contain any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware or any unauthorized feature (including any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) that causes the software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any third party.

(f)    Open Source Compliance. Except as would not have a Material Adverse Effect, Seller has been in compliance with the terms and conditions of all Open Source Licenses applicable to any Open Source Software that is or has been included, incorporated, or embedded in, linked to or distributed with any of Seller’s products and services relating to the Business, including any attribution and copyright notice requirements. To Seller’s actual knowledge, Seller has not included, incorporated, linked to, or embedded any Open Source Software in a manner that would require (a) the disclosure, licensing, or distribution of any software included in the Assets (“Business Software”) in source code form; (b) the granting of any license of the rights to reverse engineer or make derivative works of any Business Software or Seller-Owned Business IP; or (c) redistributing, selling, hosting, licensing, or otherwise making available any Business Software at no or a nominal fee or charge.

(g)    Data Privacy. Except as would not have a Material Adverse Effect, Seller has complied with all applicable laws, regulations and statutes and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Business. In the past three (3) years, Seller has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other action by any governmental authority or other third-party concerning Seller’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable law concerning privacy, data security, or data breach notification, in each case in connection with the conduct of the Business, and to Seller’s knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such action.

2.13    Employment Matters. Seller is not a party to, nor bound by, any collective bargaining or other agreement with a labor organization representing any of the Transferable Employees. There has not been, nor, to Seller’s knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Seller or any of the Transferable Employees. Seller is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Transferable Employees, except to the extent non-compliance would not result in a Material Adverse Effect. The representations and warranties set forth in this Section 2.13 are the Seller’s sole and exclusive representations and warranties regarding employment matters.

2.14    No Broker or Finder. Seller has not employed or used the services of any broker or finder in connection with the transactions contemplated by this Agreement and Seller shall hold Buyer completely free and harmless from the claims of any person claiming to have so acted on behalf of Seller.

2.15    No Other Representations or Warranties. Except for the representations and warranties contained in this Article II (including the related portions of the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its Representatives (including any information, documents or material delivered or otherwise made available to Buyer, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF BUYER.

3.1     Corporate Status. Buyer is a corporation which is duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer is duly qualified to do business in each jurisdiction in which the character of and location of its assets or operations makes qualification to do business necessary, except where the failure to be so qualified would not have a material adverse effect on the Buyer. Buyer has full corporate power to carry on its business as it is now being conducted and as proposed to be conducted and to own and operate its assets. Buyer has full corporate power and authority to execute and deliver this Agreement and perform the transactions contemplated hereby.

3.2     Corporate Actions. All corporate or other actions and proceedings necessary to be taken by or on the part of Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including the obtaining of approval by the directors of Buyer, have been duly and validly taken, and this Agreement has been duly and validly authorized, executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with and subject to its terms.

3.3     No Defaults. Neither the execution, delivery or performance by Buyer of this Agreement nor the consummation by Buyer of the transactions contemplated hereby is an event that, of itself or with the giving of notice or the passage of time or both, will:

(a)	Violate or conflict with the provisions of the certificate of incorporation, by-laws, or other governing documents of Buyer;

(b)

Violate or conflict with or result in any breach of or any default under, result in any termination or modification of, or cause any acceleration of any obligation under, any Contract, mortgage, indenture, agreement, lease or other instrument to which Buyer is a party to or by which it is bound, or by which it may be affected, or result in the creation of any Encumbrance upon any of Buyer’s assets, except for agreements, indentures and instruments related to the financing of the transactions contemplated by this Agreement;

(c)	Require the consent, notice, declaration, or filing with or other action by any Person; or

(d)	Violate or conflict with any Law or Governmental Order applicable to Buyer.

3.4     Breach. Buyer is not in violation or breach of any of the terms, conditions or provisions of any Contracts, lease, instrument, Governmental Order or Law materially affecting the business of Buyer, to which Buyer is a party or by which it is otherwise bound, where the effect thereof would have a Material Adverse Effect on Buyer.

3.5     Approvals and Consents. No Permits is required in connection with the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereby, except where its absence would not have a Material Adverse Effect on the Purchased Assets.

3.6     Litigation. There are no Actions pending against, or to Buyer’s knowledge, threatened against the Buyer relating to or affecting the execution, delivery or performance of this Agreement or the ability of Buyer to perform its obligations under this Agreement.

3.7     No Broker or Finder. Buyer has not employed or used the services of any broker or finder in connection with the transactions contemplated by this Agreement, and no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer. Buyer shall indemnify and hold Seller completely free and harmless from the claims of any person claiming to have so acted on behalf of Buyer.

3.8     Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

ARTICLE IV.
COVENANTS OF SELLER.

4.1     [Reserved].

4.2     Consummation of Agreement. Seller shall use its best efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement, and cause the transactions contemplated by this Agreement to be fully consummated.

4.3     [Reserved].

4.4     Sales and Marketing Efforts. SLE shall collaborate in good faith with GS on pitches, pipelines, proposals, calendaring, and trafficking regarding SLE sales efforts and campaign execution.

4.5     [Reserved].

4.6     [Reserved].

4.7     Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

4.8     Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no Party shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

4.9     [Reserved].

4.10    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and any Ancillary Documents shall be borne and paid by fifty percent (50%) by Buyer and fifty percent (50%) by Seller when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

4.11    [Reserved].

4.12    Continuity of Seller. Seller shall not be dissolved, liquidated, or wound up until the Payment Deadline. In the event that all or substantially all of Seller’s assets are transferred to another Person, Seller shall ensure that the underlying document governing such transfer includes a provision explicitly stating that the transferee of Seller’s assets shall assume all of Seller’s rights and liabilities under this Agreement.

ARTICLE V.
COVENANTS OF BUYER.

5.1     Representations and Warranties. Buyer shall give detailed written notice to Seller promptly upon learning of any fact which (i) would render untrue in any material respect any of Buyer’s representations or warranties contained in this Agreement, or (ii) would cause Buyer to fail to comply with is obligations hereunder in any material respect between the Execution Date and the Closing.

5.2      Consummation of Agreement. Buyer shall fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement, and cause the transactions contemplated by this Agreement to be fully consummated.

5.3      Sales and Marketing Efforts. GS shall collaborate in good faith with SLE on pitches, pipelines, proposals, calendaring, and trafficking regarding SLE sales efforts and campaign execution.

ARTICLE VI.
[RESERVED]

ARTICLE VII.
ITEMS TO BE DELIVERED AT THE CLOSING.

7.1      Deliveries by Seller. At the Closing, Seller shall deliver to Buyer the following:

(a)

an assignment and assumption agreement in the form of Exhibit A hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(b)

an intellectual property assignment agreement in the form of Exhibit B hereto (the “Intellectual Property Assignment Agreement”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer;

(c)

a domain name assignment agreement in the form of Exhibit C hereto (the “Domain Name Assignment Agreement”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the domain name to Buyer;

(d)	the Seller Closing Certificate;

(e)	the Seller Secretary Certificate;

(f)	a copy of the UCC-3, or, the amended UCC-1, as applicable, to be filed by SRL Digital Financing LLC immediately after Closing in form reasonably satisfactory to Buyer; and

(g)	such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

7.2      Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the following:

(a)	the Assignment and Assumption Agreement duly executed by Buyer;

(b)	the Intellectual Property Assignment Agreement duly executed by Buyer;

(c)	the Domain Name Assignment Agreement duly executed by Buyer; and

(d)	the Buyer Closing Certificate.

ARTICLE VIII.
POST-CLOSING MATTERS.

8.1      Post-Closing Obligations.

(a)	SLE shall file and record with the United States Patent & Trademark Office an assignment of the two (2) Minehut trademarks listed on Section 1.1(a) of the Disclosure Schedules hereto in favor of GS.

(b)	The Parties shall each handle all post-Closing matters that may arise from time to time to further the transaction set forth herein.

ARTICLE IX.
INDEMNIFICATION.

9.1     Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is one (1) year from the Closing Date; provided, that (i) the Seller Fundamental Representations and Buyer Fundamental Representations shall survive indefinitely, and (ii) Section 2.11 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

9.2    Indemnification by Seller. Subject to the other terms and conditions of this Article IX, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) from and against, and shall pay and reimburse each of them for, any and all Actions, claims, demands, losses, costs, obligations, liabilities, damages, recoveries, deficiencies, interest, awards, penalties, fines or expenses of whatever kind, including reasonable attorney’s fees and costs and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers (collectively, “Losses”) incurred or sustained by, or imposed upon, the Buyer Indemnitees, which arise out of, result from, or relate to: (i) any inaccuracy of Seller’s representations and warranties contained in this Agreement, the Ancillary Documents or in any agreement, instrument or document entered into pursuant hereto or in connection with the Closing, (ii) any breach of or failure by Seller to perform any of its covenants or agreements contained in this Agreement, the Ancillary Documents or in any agreement, instrument or document pursuant hereto or in connection with the Closing, (iii) any Excluded Asset or any Excluded Liability, or (iv) any Third-Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (including the Purchased Assets and Assumed Liabilities) conducted, existing or arising prior to the Closing Date.

9.3     Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) from and against any Losses incurred or sustained by, or imposed upon, the Seller Indemnitees, which arise out of, result from, or relate to: (i) any inaccuracy of Buyer’s representations and warranties contained in this Agreement, the Ancillary Documents or in any agreement, instrument or document pursuant hereto or in connection with the Closing, (ii) any breach of or failure by Buyer to perform any of its covenants or agreements contained in this Agreement, the Ancillary Documents or in any agreement, instrument or document pursuant hereto or in connection with the Closing, (iii) any Purchased Asset or Assumed Liability, or (iv) any Third-Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Buyer or any of its Affiliates (including the Purchased Assets and Assumed Liabilities) conducted, existing or arising on or after to the Closing Date.

9.4      Certain Limitations. The Party making a claim under this ARTICLE IX is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this ARTICLE IX is referred to as the “Indemnifying Party”.

(a)

The aggregate amount of all Losses for which an Indemnifying Party shall liable pursuant to Section 9.2 and Section 9.3, as applicable, shall not exceed ten percent (10%) of the Purchase Consideration;

(b)

Notwithstanding the foregoing, the limitations set forth in Section 9.4(a) shall not apply to Losses based upon, arising out of, with respect to or by reason of (i) for claims based on fraud, or (ii) an Employee Related Excluded Liability for which the aggregate amount of such Losses for which an Indemnifying Party shall be liable shall not exceed the Purchase Consideration.

(c)

Notwithstanding the foregoing, the limitations set forth in Section 9.4(a) shall not apply to Losses based upon, arising out of, with respect to or by reason of (i) any inaccuracy in or breach of any Buyer Fundamental Representation or Seller Fundamental Representation, or (ii) an IP Related Excluded Liability, for which the aggregate amount of such Losses for which an Indemnifying Party shall be liable shall not exceed Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00).

(d)

Payments by an Indemnifying Party pursuant to Section 9.2 or Section 9.3 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses; provided, however, that the inability to recover any amount under such insurance policies, indemnity, contribution or similar agreements shall not reduce or restrict the ability or right of the Indemnified Party to be indemnified pursuant to the terms of this Agreement.

(e)

Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

9.5     Indemnification Procedures.

(a)

Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 9.5(c), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 9.5(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 4.7) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)

Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 9.5(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)

Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30) day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

9.6      Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Consideration for Tax purposes, unless otherwise required by Law.

9.7      Set Off. The Buyer or any of its Affiliates shall set off all or any portion of the amount of any Losses finally adjudicated to be payable by Seller to Buyer (or any other Buyer Indemnitee) under this ARTICLE IX against any amounts due to the Seller pursuant to Section 1.5.

9.8     Exclusive Remedies. Subject to Section 12.11, the parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE IX. In furtherance of the foregoing, each Party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE IX. Nothing in this Section 9.8 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 12.11, or to seek any remedy on account of any Party’s fraud.

ARTICLE X.
[RESERVED].

ARTICLE XI.
DISPUTE RESOLUTION.

11.1    Direct Discussion. In the event of any dispute, claim, question, or disagreement arising out of or relating to this Agreement (a “Dispute”), the Parties shall use their best efforts to settle such Dispute with the management of each of the Parties consulting and negotiating with the other in good faith to attempt to reach a just and equitable solution satisfactory to both Parties.

11.2    Governing Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction).

11.3    Submission to Jurisdiction; Waiver of Jury Trial. The Parties irrevocably and unconditionally:

(a)	submit to the non-exclusive jurisdiction of the courts of the State of California, County of Los Angeles, and all courts of appeal from them; and

(b)	waive any objection they may now or in the future have to the bringing of proceedings in those courts and any claim that any proceedings have been brought in an inconvenient forum.

(c)

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.3(c).

ARTICLE XII.
MISCELLANEOUS.

12.1    Expenses. Each Party hereto shall bear all of its expenses incurred in connection with the transactions contemplated by this Agreement, including without limitation, accounting and legal fees incurred in connection herewith.

12.2    Further Assurances. From time to time prior to, on and after the Closing, each Party hereto will execute all such instruments and take all such actions as any other Party, being advised by counsel, shall reasonably request, without payment of further consideration, in connection with carrying out and effectuating the intent and purpose hereof and all transactions and things contemplated by this Agreement, including without limitation the execution and delivery of any and all confirmatory and other instruments in addition to those to be delivered on the Closing, and any and all actions which may reasonably be necessary or desirable to complete the transactions contemplated hereby. The Parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement.

12.3    Construction. All signatories hereto agree that each of them and their respective counsel, and other advisors, has reviewed and had an opportunity to revise this Agreement and the exhibits hereto and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits hereto.

12.4    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

12.5    Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective representative, successors and assigns. No Party hereto may assign any of its rights or delegate any of its duties hereunder without the prior written consent of the other Party, and any such attempted assignment or delegation without such consent shall be void. Seller agrees not to unreasonably withhold its consent to any assignment by Buyer of its rights hereunder prior to Closing to a corporation or other entity controlled by Buyer, provided that (a) such assignee will assume all obligations of Buyer hereunder, without Buyer being released, and (b) such assignment will not, in Seller’s reasonable judgment, delay in any material way or make more doubtful the Closing.

12.6    No Third-Party Beneficiaries. Except as provided in Article IX, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.7    Amendments; Waivers. The terms, covenants, representations, warranties and conditions of this Agreement may be changed, amended modified, waived, discharged or terminated only by a written instrument executed by the Party waiving compliance. The failure of any Party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such Party at a later date to enforce the same. No waiver by any Party of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instance shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

12.8    Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing (which shall include notice by telex or facsimile transmission) and shall be deemed to have been duly made and received when personally served, or when delivered by Federal Express or a similar overnight courier service, expenses prepaid, or, if sent by telex, graphic scanning or other facsimile communications equipment, delivered by such equipment, addressed as set forth below:

(a)	If to Seller, then to:

Super League Enterprise, Inc.

2912 Colorado Ave., Suite 203

Santa Monica, CA 90404

Attn: Ann Hand, CEO

(b)	If to Buyer, then to:

GamerSafer Inc

6378 Woosley Drive

San Jose, CA 95123

Attn: Rodrigo Tamellini

Any Party may alter the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this Section 12.8 providing for the giving of notice.

12.9    Captions. The captions of Articles and Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

12.10   Entire Agreement. This Agreement and the other documents delivered hereunder constitute the full and entire understanding and agreement between the Parties with regard to the subject matter hereof, and supersedes all prior agreements, understandings, inducements or conditions, express or implied, oral or written, relating to the subject matter hereof, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of trade inconsistent with any of the terms hereof.

12.11   Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

12.12   Execution; Counterparts. This Agreement may be executed in any number of original or facsimile counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all the Parties reflected hereon as the signatories.

12.13   Time. Time is of the essence in complying with all stated dates and times.

12.14   Currency. All references to “$” means U.S. dollars.

12.15   Definitions. As used in this Agreement, the following defined terms have the following meanings:

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

“Buyer Closing Certificate” means a certificate, dated as of the Closing Date and signed by a duly authorized officer of Buyer that: (a)(i) other than the Buyer Fundamental Representations, ”), the representations and warranties of Buyer contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto are true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), and (ii) the Buyer Fundamental Representations are true and correct in all respects on and as of the Closing Date with the same effect as though made at and as of such date; and (b) Buyer has duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

“Buyer Fundamental Representations” means the representations and warranties of Buyer contained in Section 3.1, Section 3.2, Section 3.3 and Section 3.7.

“Contracts” means all contracts, leases, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments, and legally binding arrangements, whether written or oral.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Direct Costs” means those costs paid by Seller for (a) payment processing fees, (b) fees with the applicable advertising platform to run advertising campaigns, but excluding Seller overhead and salaries, and (c) costs associated with the construction, production or assemble of the assets used or included in each advertising campaigns.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets taken as a whole, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any matter of which Buyer is aware on the date hereof; or (vii) any changes in applicable Laws or accounting rules.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Seller Closing Certificate” means a certificate, dated as of the Closing Date and signed by a duly authorized officer of Seller, that: (a)(i) other than the Seller Fundamental Representations, the representations and warranties of Seller contained in this Agreement, any Ancillary Documents and any certificate or other writing delivered pursuant hereto are true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), and (ii) the Seller Fundamental Representations are true and correct in all respects on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects); and (b) Seller has duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

“Seller Fundamental Representations” means the representations and warranties of Seller contained Section2.1, Section 2.2, Section 2.3, Section 2.6, Section 2.12 and Section 2.14.

“Seller Secretary Certificate” means a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with transactions contemplated hereby and thereby, and (ii) the names and signatures of the officers of Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

“Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

12.16   Related Party Transaction; Arms-Length Negotiation. For the avoidance of doubt, this Agreement has been negotiated at arms-length between the Parties and, by their execution of this Agreement, has been unanimously agreed upon by the respective board of directors of Seller and Buyer.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their authorized signatories as of the date first written above.

SELLER:

SUPER LEAGUE ENTERPRISE, INC.,
a Delaware corporation

By:	/s/ Ann Hand
Name:	Ann Hand
Title:	CEO

BUYER:

GAMERSAFER, INC.,
a Delaware corporation

By:	/s/ Rodrigo Tamellini
Name:	Rodrigo Tamellini
Title:	Chief Executive Officer

[EXHIBITS AND SCHEDULES INTENTIONALLY OMITTED]

[Signature Page to Asset Purchase Agreement]